As filed with the U.S. Securities and Exchange Commission on October 26, 2018

No. 333-225155

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGITAL ALLY, INC.

(Exact name of registrant as specified in its charter)

Nevada	3663	20-0064269
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Digital Ally, Inc.

9705 Loiret Blvd.,

Lenexa, KS 66219

(913) 814-7774

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stanton E. Ross

Chief Executive Officer

Digital Ally, Inc.

9705 Loiret Blvd.,

Lenexa, KS 66219

(913) 814-7774

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq. Zachary D. Blumenthal, Esq. Robinson Brog Leinwand Greene Genovese & Glick P.C. 875 Third Avenue, 9th Floor New York, NY 10022 (212) 603-6300	Christian J. Hoffmann, III 9705 Loiret Blvd., Lenexa, KS 66219 (913) 814-7774

Approximate date of commencement of proposed sale to the public: Not applicable. This Post-Effective Amendment deregisters those securities that remain unsold as of the date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[X]
Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-1 (File No. 333-225155) of Digital Ally, Inc., a Nevada corporation (the “Company”), which was filed with the U.S. Securities and Exchange Commission on May 23, 2018 (the “Registration Statement”), and declared effective by the SEC on June 4, 2018, relating to the registration for the resale of up to 3,666,667 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), as follows: (i) 2,750,000 shares of Common Stock underlying Senior Secured Convertible Promissory Notes (the “Notes”) issuable to the selling stockholders (the “Selling Stockholders”) identified in the Registration Statement; and (ii) 916,667 shares of Common Stock underlying certain Common Stock Purchase Warrants (the “Warrants”) issued to the Selling Stockholders. As of the date of this Post-Effective Amendment, 2,551,675 shares of Common Stock underlying the Notes are unissued pursuant to the Registration Statement and 916,667 shares of Common Stock underlying the Warrants are unissued pursuant to the Registration Statement.

The Company has fully repaid all amounts due and owing under the Notes and as such, has terminated the offering of Notes to be offered and resold pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration the 2,551,675 shares of Common Stock underlying the Notes registered but remaining unsold under the Registration Statement. The Common Stock underlying the Warrants are not being removed from registration because they are still being offered or sold pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on October 26, 2018.

DIGITAL ALLY, INC.

By:	/s/ Stanton E. Ross
Stanton E. Ross
Chairman, President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Stanton E. Ross	Chairman, President and Chief Executive Officer
Stanton E. Ross	(Principal Executive Officer)	October 26, 2018

/s/ Thomas J. Heckman	Chief Financial Officer, Secretary and Treasurer
Thomas J. Heckman	(Principal Financial Officer and Principal Accounting Officer)	October 26, 2018

/s/ Leroy C. Richie
Leroy C. Richie	Director	October 26, 2018

/s/ Michael J. Caulfield
Michael J. Caulfield	Director	October 26, 2018

/s/ Daniel F. Hutchins
Daniel F. Hutchins	Director	October 26, 2018